Exhibit 10.2
Aon plc
PRIVATE AND CONFIDENTIAL

[        ]
[Date]
Dear [        ]:
Service as a Non-Executive Director
On behalf of Aon plc (the "Company"), I am writing to confirm your service as a Non-Executive Director of the Company (the "Appointment") with effect from the date hereof. The terms of the Appointment are set out below.
Appointment

1.	The Appointment will be subject to the Company’s Articles of Association (a copy of which will be made available to you on request).

2.	The Appointment may be terminated at any time by the Company in accordance with the Company’s Articles of Association or the Companies Act 2006, or upon your resignation.

3.	If you desire to continue serving as a Non-Executive Director, the Company’s Articles of Association require that you stand for re-election at the Company’s next AGM.

4.
By accepting the Appointment, you confirm that you are able to allocate sufficient time to perform your role. Personal attendance will be required at Board Meetings and Board Committee meetings unless agreed otherwise in advance with the Chairman.

5.	As a Non-Executive Director you have the same general legal responsibilities to the Company as any other Director.

6.
The Board as a whole is collectively responsible for promoting the success of the Company by directing and supervising the Company’s affairs. At all times you must carry out your duties diligently, with due skill, care and attention and use your best endeavors to promote and protect the interests of the Company.

7.	You shall exercise your powers in your role as a non-executive director having regard to all relevant obligations under prevailing law and regulation, including the Companies Act 2006.
Fees

8.
You will be paid a cash fee as set by the Board from time to time. You will also be paid additional cash fees in respect of your membership on any Board committee in the amount determined by the Board from time to time. The fee will be paid quarterly in arrears, net of statutory deductions

9.	In addition, if you are elected to continue serving as a Non-Executive Director, you will receive a grant of Class A Ordinary Shares in an amount set forth by the Board from time to time.

10.
You will be entitled to participate in such share based plans, charitable contribution arrangements, deferred compensation plans, deferred benefit retirement plans, bequest plans or other compensation arrangements as the Board shall operate for the benefit of Non Executive Directors from time to time.

11.
All remuneration payable to you is subject to compliance with the Company’s remuneration policy as approved by the Company’s shareholders from time to time. The Company reserves the right to amend, reduce, hold back, defer, claw back and alter the structure of any payments due to you in order to comply with the Company’s remuneration policy.

12.
On termination of your appointment, you shall only be entitled to such fees as may have accrued to the date of termination, together with reimbursement in the normal way of any expenses properly incurred before that date.

Expenses

13.
In addition to the fees described in 7 and 8 above and the remuneration arrangements described in 9 above, the Company will reimburse you for all reasonable and properly documented expenses you incur in performing your role in accordance with the Company’s expenses policy as amended from time to time (a copy of which is available on request). You should submit any details of expenses incurred, together with appropriate receipts, to the Company Secretary.

Other Directorships and Business Interests

14.
All directors must take decisions objectively in the best interests of the Company. You will be expected to bring an independent judgement to bear on issues of strategy, performance, resources and standards of conduct. You understand and accept the obligation of a director not to put himself in a position where his own interests are in conflict with those of the Company.

15.
The Company acknowledges that you have business interests other than those of the Company and that you have declared any conflicts that are apparent at present. In the event that you become aware of any potential conflicts of interest, these should be disclosed to the Chairman and Company Secretary as soon as they become apparent. You must also promptly declare the nature of any interest that you may have, directly or indirectly, in any contract, proposed contract or other business dealings of the Company or any Group Company.

16.
You will notify the company secretary of all your other directorships (and any change in directorships) so that the statutory records may be kept up to date. In addition, you should ensure that the Register of Directors’ Interests contains details of any interest (including private business interests) of you and your family members.

Confidentiality

17.
You must apply the highest standards of confidentiality and not disclose to any person, firm or company (whether during the course of the Appointment or at any time after its termination) any Confidential Information concerning the Company and any Group Companies with which you come into contact by virtue of your position as a Non-Executive Director of the Company.

18.
On termination of the Appointment you will deliver to the Company all books, documents, papers and other property of or relating to the business of the Company or any Group Company which are in your possession, custody or power by virtue of your position as a Non-Executive Director of the Company, whether or not such property is made or created by you and in any medium or format. The Company is able to arrange the disposal of papers which you no longer require.

19.
For the purpose of this letter “Confidential Information” means all information which is identified or treated by the Company or any Group Company or any of the Group’s clients or customers as confidential or which by reason of its character or the circumstances or manner of its disclosure is evidently confidential including (without prejudice to the foregoing generality) any information about the personal affairs of any of the directors (or their families) of the Company or any Group Company, business plans, proposals relating to the acquisition or disposal of a company or business or proposed expansion or contraction of activities, maturing new business opportunities, research and development projects, designs, secret processes, trade secrets, product or services development and formulae, know-how, inventions, sales statistics and forecasts, marketing strategies and plans, costs, profit and loss and other financial information (save to the extent published in audited accounts), prices and discount structures and the names, addresses and contact and other details of: (a) employees and their terms of employment; (b) customers and potential customers, their requirements and their terms of business with the Company or Group; and (c) suppliers and potential suppliers and their terms of business (all whether or not recorded in writing or in electronic or other format).
Inside Information and Dealing in the Company's Shares

20.
You are required to familiarize yourself, and all times comply with, all laws and regulations prohibiting the disclosure of inside information and insider dealing including but not limited to section 52 of the Criminal Justice Act 1993.

Independent Professional Advice

21.
There may be circumstances when you consider that you need to take independent legal or other professional advice in order properly to fulfil your duties to the Company. In these circumstances, the Company will refund to you the cost of these professional fees, in accordance with the Board’s procedure on these matters.

Moral Rights

22.
You hereby irrevocably waive any moral rights in all works prepared by you, in the provision of your services to the Company, to which you are now or may at any future time be entitled under Chapter IV of the Copyright Designs and Patents Act 1988 or any similar provisions of law in any jurisdiction, including (but without limitation) the right to be identified, the right of integrity and the right against false attribution, and agree not to institute, support, maintain or permit any action or claim to the effect that any treatment, exploitation or use of such works or other materials, infringes your moral rights.

General

23.
For the purposes of this letter "Group Company" shall mean the Company and any of its subsidiaries or holding companies from time to time (and any other subsidiary of any of its holding companies), and holding company and subsidiary shall be as defined in section 1159 Companies Act 2006.

24.
This letter constitutes the entire terms and conditions of your appointment to the Board and supersedes all previous discussions, correspondence, negotiations, arrangements, understandings and agreements between you and the Company relating to its subject matter.

25.
You agree that you shall have no remedies in respect of any representation or warranty (whether made innocently or negligently) that is not set out in this letter and you shall not have any claim for innocent or negligent misrepresentation based on any statement in this letter.

26.	The construction, interpretation and performance of the terms of this letter will be governed by the laws of England to the exclusive jurisdiction of whose courts the parties agree to submit.

27.
This appointment letter constitutes neither a contract for services nor a service contract. By accepting this appointment you confirm that you are not subject to any restrictions which prevent you from holding office as a director.

28.
The Contracts (Rights of Third Parties) Act 1999 shall not apply to this letter. No person other than you and the Company shall have any rights under this letter and the terms of this letter shall not be enforceable by any person other than you and the Company.

Please confirm your agreement to the above by executing and returning to me the enclosed duplicate of this letter.
Yours sincerely,

Peter Lieb
For and on behalf of Aon plc
*****
I have read, understood and agree to the above terms of my Appointment as a Non-Executive Director of Aon plc.

Signed by:
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